Exhibit 99.1
                                                                    ------------

Press Release


                                                 For Immediate Release
                                                       Contact: Dottye Robeson
                                                       Chief Financial Officer
                                                       Phone-574-722-3855
                                                       Fax-574-722-3857


 Logansport Financial Corp. Reports Earnings for the Three and Six Months Ended
                                  June 30, 2003

Logansport, Indiana (July 17, 2003) Logansport Financial Corp., (NASDAQ Small Cap Market, LOGN), parent company of Logansport Savings Bank, reported net earnings for the three and six months ended June 30, 2003. Additional information about the Bank and the Holding Company is available at www.logansportsavings.com.

Net earnings for the three months ended June 30, 2003 totaled $437,000, an increase of $66,000, or 17.8%, compared to the $371,000 in net earnings reported for the three months ended June 30, 2002. Diluted earnings per share for the three months ended June 30, 2003 amounted to $.50, compared to diluted earnings per share of $.38 in the quarter ended June 30, 2002. The increase in earnings per share was attributable to both the increase in net earnings, as well as the effects of the Corporation's share repurchase program.

Net earnings for the six months ended June 30, 2003 totaled $801,000, an increase of $110,000, or 15.9%, compared to the $691,000 reported for the six months ended June 30, 2002. Diluted earnings per share for the six months ended June 30, 2003 amounted to $.91 compared to $.69 for the six months ended June 30, 2002. The increase in net earnings was due primarily to a $235,000 increase on sale of securities and a $50,000 gain on sale of loans, partially offset by a $68,000 decline in net interest income, a $32,000 increase in operating expenses and a $70,000 increase in income taxes. Loans decreased slightly over the six month period by $1.4 million to a total of $109.0 million at June 30, 2003, and deposits increased by $8.1 million to a total of $106.5 million at June 30, 2003. Currently, $8.1 million of deposits are short-term governmental deposits which are subject to frequent re-bidding.
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                           LOGANSPORT FINANCIAL CORP.
                       SELECTED FINANCIAL DATA (Unaudited)
                  (Dollars in thousands, except for share data)

                                                                         6/30/03      12/31/02
Total assets                                                            $ 160,249    $ 150,099

Loans receivable, net                                                     109,008      110,386
Allowance for loan losses                                                   1,581        1,458
Cash and cash equivalents                                                  18,546       13,517
Securities available for sale                                              24,999       19,069
Federal Home Loan Bank stock                                                2,029        2,003
Equity Investment                                                             993        1,026
Deposits                                                                  106,466       98,325
FHLB Borrowings and note payable                                           36,999       35,629
Shareholders' equity                                                       15,983       15,373
Shares O/S end of period                                                  858,672      848,958
Nonperforming loans                                                         1,352        1,484
Real Estate Owned                                                              25          --

                                                Quarter ended 6/30         Six months ended 6/30
                                                   2003         2002         2003         2002

Interest income                               $   2,172    $   2,346    $   4,367    $   4,648
Interest expense                                  1,136        1,219        2,253        2,466
Net interest income                               1,036        1,127        2,114        2,182
Provision for loan losses                            90           90          180          180
Net interest income after provision                 946        1,037        1,934        2,002
Gain on sale of investment securities               171           17          252           17
Gain on sale of loans                                45          --            50          --
Total other income                                   82           85          161          172
Loss on equity investment                           (26)         (20)         (50)         (56)
Total general, admin. & other expense               590          603        1,210        1,178
Earnings before income taxes                        628          516        1,137          957
Income tax expense                                  191          145          336          266
Net earnings                                  $     437    $     371    $     801    $     691
                                              ---------    ---------    ---------    ---------
Basic earnings per share                      $     .51    $     .39    $     .94    $     .71
Diluted earnings per share                    $     .50    $     .38    $     .91    $     .69
Weighted average shares o/s                     855,479      937,216      852,920      974,986

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